Exhibit 10.16
SEVERANCE AGREEMENT AND GENERAL RELEASE
     This SEVERANCE AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by Chenyqua Baldwin (“Employee”) and Cornerstone Therapeutics Inc., a Delaware corporation (the “Company”).
     The Company’s subsidiary currently employs Employee as Vice President — Finance, Chief Accounting Officer and Controller, pursuant to an employment agreement dated March 1, 2006 (the “Employment Agreement”). Employee submitted her resignation from employment with the Company, to be effective May 7, 2009. The Company is willing to provide certain severance benefits in exchange for Employee’s entering into this Agreement, and Employee desires those severance benefits. The parties have agreed upon acceptable terms for the termination of Employee’s employment as described herein. The parties desire to terminate their employment relationship on mutually agreeable terms and avoid all litigation relating to the employment relationship and its termination.
     In consideration of the above and the mutual promises set forth below, Employee and the Company agree as follows:
     1. SEPARATION; PAYMENTS WHETHER SIGN OR NOT . Whether or not Employee chooses to sign this Agreement, Employee’s employment with the Company will terminate pursuant to her resignation, effective May 7, 2009 (the “Effective Termination Date”). Whether or not Employee chooses to sign this Agreement, the Company will:
(a)	pay Employee’s unpaid base salary, through the Effective Termination Date, less lawful deductions, payable on the first regular payday following the Effective Termination Date;

(b)	pay Employee for unused, accrued vacation as of the Effective Termination Date, less lawful deductions, payable on the first regular payday following the Effective Termination Date; and

(c)	administer Employee’s stock options in accordance with the applicable stock option plan(s) and/or agreement(s).
     2. SEVERANCE BENEFITS . In consideration for Employee’s signing of this Agreement, and in compliance with the promises made herein, the Company agrees that, provided that Employee does not revoke her acceptance of this Agreement pursuant to Section 9 of this Agreement, the Company will:
(a)	pay Employee the amount of One hundred eleven thousand, eight hundred and 00/100 Dollars ($111,800.00) (less lawful deductions) payable in a lump sum on the first regular payday after the expiration of the revocation period set forth in Section 9 below;

(b)	pay on a monthly basis, beginning on the last day of the first payroll cycle after the expiration of the revocation period set forth in Section 9 below an amount equal to one hundred percent (100%) of Employee’s monthly health and dental COBRA premiums for Employee and her dependents, if any, if Employee properly elects to continue health and dental insurance under COBRA. Such payments shall continue until the earlier of the date that is six (6) months after the Effective Termination Date or the last day of the first month that Employee is eligible for other employer-sponsored health coverage. Employee is responsible for promptly notifying the Company if she becomes eligible for coverage under the group health plan of another employer prior to six (6) months after the Effective Termination Date.
     The severance benefits afforded under this Agreement are in lieu of any other compensation or benefits to which Employee otherwise might be entitled. The distribution of all severance payments and benefits provided under this Agreement shall be subject to the provisions of Attachment A attached hereto to this Agreement.
     3. NO FURTHER BENEFITS . After the Effective Termination Date, except as provided above, Employee will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by the Company to its employees, including, but not limited to, the Company’s 401(k) plan, stock option plans, employee stock purchase plans, bonus plans, commission plans, sales incentive plans, retention agreements, severance, expense reimbursement, vehicle reimbursement, life insurance or disability insurance programs, except as required by federal or state law. Employee will receive, under separate cover, information concerning the right to continue health insurance and dental insurance benefits after that date in accordance with COBRA.
     4. EXPENSE REIMBURSEMENT . Employee will be afforded fifteen (15) calendar days after the Effective Termination Date to submit to the Company’s Human Resources Department at the address set forth in Section 9 of this Agreement, any and all documentation for any expense reimbursements Employee claims are owed to Employee in conjunction with her employment with the Company. Employee will be reimbursed for any reasonable business expenses incurred and approved through the Effective Termination Date consistent with Company policy, subject to the submission of the properly documented business expense reports and subject to the provisions of Attachment A.
     5. RELEASE . In consideration of the benefits conferred by this Agreement, EMPLOYEE (ON BEHALF OF HERSELF AND HER ASSIGNS, HEIRS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY, ITS PREDECESSORS, SUCCESSORS AND ASSIGNS AND ITS AND/OR THEIR PAST, PRESENT AND

FUTURE OWNERS, PARENTS, SUBSIDIARIES, AFFILIATES, PREDECESSORS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, EMPLOYEE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, SHE MAY HAVE OR CLAIM TO HAVE RELATING TO HER EMPLOYMENT WITH THE COMPANY, ITS PREDECESSORS, SUBSIDIARIES OR AFFILIATES OR HER SEPARATION THEREFROM arising before the execution of the Agreement, including but not limited to claims: (i) for discrimination, harassment or retaliation arising under federal, state or local laws prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and the Older Workers Benefit Protection Act of 1990 (“OWBPA”)), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, or the Family Medical Leave Act, as amended (“FMLA”), or harassment or retaliation for protected activity; (ii) for compensation and benefits (including but not limited to claims under the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), the Fair Labor Standards Act of 1934 (“FLSA”), as amended, FMLA and similar federal, state, and local laws; (iii) under federal, state or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract, wrongful discharge or other common law); (iv) relating to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and (v) for costs, fees, or other expenses including attorneys’ fees incurred in these matters. The release of claims set forth in this Section does not apply to claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies or to a claim for a breach of this Agreement.
     6. AGENCY CHARGES/INVESTIGATIONS . Nothing in this Agreement shall prohibit Employee from filing a charge or participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of her employment; provided, however, that by signing this Agreement, Employee waives her right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever from the Company based upon any claim that might be asserted arising out of Employee’s employment with the Company.
     7. COVENANT NOT TO SUE . Employee will not sue Releasees on any matters relating to her employment arising before the execution of this Agreement, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this Section will not bar a challenge under the OWBPA, to the enforceability of the waiver and release of ADEA claims set forth in this Agreement, claims for workers’ compensation or unemployment benefits referenced in Section 5 above, or where otherwise prohibited by law. If Employee does not abide by this Section, then (i) she will return all monies received under this Agreement and indemnify Releasees for all expenses they incur in defending the action, and (ii) Releasees will be relieved of their obligations hereunder.
     8. COMPANY INFORMATION AND PROPERTY . Employee shall not at any time after her employment terminates disclose, use or aid third parties in obtaining or using any confidential or proprietary Company information or such information of its parents, subsidiaries or affiliates. Confidential or proprietary information is information relating to the Company, its parent, subsidiaries or affiliates or any aspect of its or their business which is not generally available to the public, the Company’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge. Nothing in this Agreement shall relieve her from any obligations under any previously executed confidentiality, proprietary information or secrecy, non-competition or non-solicitation agreements.
     All records, files or other materials maintained by or under the control, custody or possession of the Company or its agents in their capacity as such shall be and remain the Company’s property. Upon the Company’s request, Employee shall: (i) return all Company property (including, but not limited to, credit cards; keys; company car; cell phones; computer hardware and software; records, files, documents, company manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof) which she received in connection with her employment; (ii) bring all such records, files, and other materials up to date before returning them; and (iii) fully cooperate with the Company in winding up her work and transferring that work to those individuals designated by the Company.
     9. RIGHT TO REVIEW AND REVOKE . The Company delivered this Agreement to Employee on April 21, 2009 (the “Notification Date”) by electronic delivery and desires that Employee have adequate time and opportunity to review and understand the consequences of entering into it. Accordingly, the Company advises Employee:
•	to consult with her attorney prior to executing it; and

•	that she has twenty-one (21) days within which to consider it.
     Additionally, Employee may not execute this Agreement prior to the Effective Termination Date. In the event that Employee does not return an executed copy of this Agreement to Rhonda Downum, Senior Manager Human Resources, Cornerstone Therapeutics Inc., 1255 Crescent Green Drive, Suite 250, Cary, North Carolina 27518, within twenty-two (22) calendar days of the Notification Date, or on the Effective Termination Date, whichever is later, it and the obligations of the Company herein shall become null and void and Employee’s employment will terminate as of the Effective Termination Date and Employee will receive salary through the Effective Termination Date, pay for accrued but untaken vacation, if any, and nothing more. Employee may revoke this Agreement during the seven (7) calendar day period immediately following her execution of it. This Agreement will not become effective or enforceable until the revocation period has expired. Any revocation within this period must be submitted, in writing, to Rhonda Downum, Senior Manager Human Resources, at the Company, and state, “I hereby revoke my acceptance of the Severance Agreement and General Release.” The revocation must (i) be personally delivered to the following address:

Cornerstone Therapeutics Inc.
Attention: Rhonda Downum, Senior Manager Human Resources
1255 Crescent Green Drive, Suite 250
Cary, North Carolina 27518
or (ii) sent to such address by certified mail, return receipt requested, postmarked by no later than seven (7) calendar days of execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in North Carolina, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
     10. CONFIDENTIALITY AND NONDISPARAGEMENT. The terms and provisions of this Agreement are confidential and Employee represents and warrants that since receiving this Agreement she has not disclosed, and going forward will not disclose, the terms and conditions of this Agreement to third parties, except that she may reveal the terms and provisions of this Agreement to members of her immediate family or to an attorney whom she may consult for legal advice, provided that such persons agree to maintain the confidentiality of the Agreement until such time as this Agreement is filed as an exhibit to the Company’s filings with the U.S. Securities and Exchange Commission. Employee represents and warrants that since receiving this Agreement, she has not made, and going forward will not make, disparaging, defaming or derogatory remarks about the Company or its products, services, business practices, directors, officers, managers or employees to anyone except if testifying truthfully under oath pursuant to a lawful court order or subpoena. If Employee receives such a court order or subpoena, Employee or Employee’s attorney shall provide the Company with a copy of such court order or subpoena within two (2) business days of Employee’s receipt of it and shall notify the Company of the content of any testimony or information to be provided and shall provide the Company with copies of all documents to be produced. Additionally, Employee represents and warrants that since receiving this Agreement, she has not taken, and going forward will not take, any action that may impair the relations between the Company and its vendors, customers, employees, or agents or that may be detrimental to or interfere with, the Company or its business.
     11. REAFFIRMATION OF EMPLOYEE OBLIGATIONS. Employee hereby acknowledges and reaffirms her obligations under the Employment Agreement and the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement dated March 31, 2006, a copy of which is attached hereto and incorporated by this reference herein.
     12. SECTION 409A. Employee acknowledges and agrees that notwithstanding the provisions of Attachment A to this Agreement (i) neither the Company nor the Company’s legal counsel makes any representation or warranty if any provisions of this Agreement or any payments made pursuant to this Agreement are, or may be determined to constitute, “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Company shall have no liability to Employee or any other person if any payments pursuant to the provisions of this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A and do not satisfy the requirements for compliance with or exemption from Section 409A.
     13. ENTIRE AGREEMENT, WAVIER AND SEVERABILITY. Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party which are not embodied in this Agreement, and no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. Employee’s or the Company’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.
     14. DISCLAIMER OF LIABILITY. This Agreement is intended to avoid all litigation relating to Employee’s employment with the Company and her separation therefrom; therefore, it is not to be construed as the Company’s admission of any liability to her — liability which the Company denies.
     15. PARTIES BOUND AND GOVERNING LAW. This Agreement shall apply to, be binding upon and inure to the benefit of the parties’ successors, assigns, heirs and other representatives and be governed by North Carolina law and the applicable provisions of federal law, including but not limited to ADEA.

     IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.
     EMPLOYEE REPRESENTS THAT SHE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT. EMPLOYEE ACKNOWLEDGES AND AGREES SHE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO THE EXECUTION OF THIS AGREEMENT, AND THAT SHE HAS BEEN ADVISED IN WRITING THAT SHE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS FROM RECEIPT OF THIS AGREEMENT TO CONSIDER THIS AGREEMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN SECTION 2 OF THIS AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST THE COMPANY.

EMPLOYEE:

/s/ Chenyqua Baldwin		5/7/09

Chenyqua Baldwin		Date

CORNERSTONE THERAPEUTICS INC.

By:	/s/ David Price	5/8/09
Name:	David Price	Date
Title:	CFO

ATTACHMENT A
PAYMENTS SUBJECT TO SECTION 409A
Subject to the provisions in this Attachment A, any severance payments or benefits under the Agreement shall begin only upon the date of Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of Employee’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Employee under the Agreement:
1.	If, as of the date of Employee’s “separation from service” from the Company, Employee is a “specified employee” (within the meaning of Section 409A), then:
a.	Each installment of the severance payments and benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of Employee’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

b.	Each installment of the severance payments and benefits due under the Agreement that is not described in Section 1(a) above and that would, absent this subsection, be paid within the six-month period following Employee’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided , however , that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Employee’s second taxable year following Employee’s taxable year in which the separation from service occurs.

2.	The determination of whether and when Employee’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
3.	All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.